Exhibit 10.2

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

WHEREAS, Bulldog Investors, LLC (“Bulldog”), as plaintiff, and Hill International, Inc. (“Hill” or the “Company”), David L. Richter, Camille S. Andrews, Brian W. Clymer, Irvin E. Richter, Steven M. Kramer, Gary F. Mazzucco, Adam L. Eiseman, and Raouf S. Ghali (collectively, “Defendants”) are parties to the Delaware Court of Chancery action captioned Bulldog Investors, LLC v. Hill International, Inc., et al., C.A. No. 12657-VCL (the “Action”);

WHEREAS, the undersigned (the “Parties”) wish to settle the Action, and the dispute giving rise thereto, on the terms and conditions set forth in this Settlement Agreement and Mutual Release (the “Agreement”).

IT IS HEREBY AGREED AS FOLLOWS:

1.                                      The Board.

a.                                      The Board of Directors of Hill (the “Board”) shall be ten members, including Steven R. Curts, Craig L. Martin, Paul Evans, Charles Gillman, David Sgro, David L. Richter, Raouf S. Ghali, Alan S. Fellheimer, Brian W. Clymer, and Camille S. Andrews.  Adam L. Eiseman agrees to resign from the Board effective upon the execution of this Agreement.

b.                                      Evans, Gillman, and Sgro will be deemed to have been elected by the stockholders on August 11, 2016, approved by the Board, and qualified to serve in the 2019 director class.

c.                                       The Board shall endeavor to reduce its size to seven members over time.

2.                                      Governance.

a.                                      For three years from the date of this Agreement, the Chairman of the Board shall be elected by both a majority vote of the Board and a majority vote of the independent directors; and the initial Chairman elected by the Board after executing this Agreement shall not be the Chief Executive Officer.

b.                                      For three years from the date of this Agreement, the composition of the committees of the Board, including the appointment of committee chairs, shall be approved by a majority vote of the Board and a majority vote of the independent directors.

c.                                       The Board will consider adopting a policy that any law firm that has represented the Company in the past three years cannot represent a director or officer personally.

d.                                      Bulldog hereby withdraws its stockholder proposals made in connection with Hill’s 2016 annual meeting, and the Company and the Board will review Sections 2.2 and 3.3 of the Company’s Bylaws in order to simplify their language in order to improve their comprehensibility and permit them to be understood by any reasonable stockholder.

3.                                      Acquisitions.  For 24 months from the date of this Agreement, Hill shall not make any acquisition of a business or of operating assets in excess of $5,000,000 without obtaining the approval of eight out of ten directors, or if the Board has been reduced to fewer than ten directors, the approval of all but one of the directors.  It is understood that Hill is restricted from making such business acquisitions even if less than $5,000,000 unless such transaction has been presented to the Board first for approval by a majority of the directors.

4.                                      The Action.  As soon as practicable, but no later than one business day after the Parties’ execution of this Agreement, Bulldog shall file the Stipulation and Proposed Order (the “Stipulation”) attached hereto as Exhibit A.

5.                                      Payments.

a.                                      Within three business days of the Stipulation being entered by the Court of Chancery, the Company shall pay to Bulldog the reasonable proxy expenses of the participants in the Bulldog proxy solicitation for Hill’s 2016 annual meeting (including direct legal costs), which Bulldog represents to be $240,000, which representation the Company accepts.

b.                                      An ad hoc committee of the Board consisting of Curts, Martin, Evans, Gillman and Sgro, shall consider whether the Company should pay the reasonable proxy expenses of the participants in the Bulldog proxy solicitation for Hill’s 2015 annual meeting, which Bulldog represents to be $70,000 and such amount shall be paid to Bulldog if it is approved by a majority of the members of the ad hoc committee.

c.                                       Within three business days of the Stipulation being entered by the Court of Chancery, the Company shall pay Bulldog’s counsel reasonable attorneys’ fees and expenses in the amount of $800,000.  The Company shall give notice to its stockholders that the Company is making or has made such payment to Bulldog’s counsel.

6.                                      Mutual Releases in the Action.  Upon entry of the Stipulation by the Court of Chancery, the following mutual releases shall take effect without further action by any party, such releases not to release any claims that arise under this Settlement Agreement:

a.                                      Bulldog, and its respective heirs, successors, predecessors, assigns, present and former directors, officers, stockholders, partners, managers, members, principals, representatives, employees, agents, counsel, advisors, trustees, affiliates, parents, subsidiaries, attorneys, and insurers (together, the “Bulldog Releasing Parties”) hereby fully and completely discharge and release Defendants, including Hill, and its present and former directors, officers, representatives, employees, agents, counsel, advisors, affiliates, subsidiaries, attorneys, insurers, heirs, successors, predecessors, and assigns in and from any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, that the Bulldog Releasing Parties ever had, now have, or may have, whether individual, class, representative, direct, derivative, legal, equitable, or any other type or in any other capacity, whether based on state, local, federal, foreign, statutory, regulatory, common or other law or rule, which now or hereafter, are based upon, arise out of, relate in any way to, or involve, directly or indirectly, any of the actions, transactions, occurrences, statements, representations, misrepresentations, omissions, allegations, facts, practices, events, claims or any other matters, things or causes whatsoever, or any series thereof, that were, could have been, or in the future can or might be alleged, asserted, set forth, claimed, embraced, involved, or referred to in, or related to, directly or indirectly, the Action, the subject matter and claims alleged in the Action, in any court, tribunal, or forum, it being understood that this release applies only to claims brought by the Bulldog Releasing Parties and cannot and does not apply to claims that may be brought by or on behalf of Hill or by or on behalf of any Hill stockholder other than the Bulldog Releasing Parties.

b.                                      Defendants, including Hill, and its present and former directors, officers, representatives, employees, agents, counsel, advisors, affiliates, subsidiaries, attorneys, and insurers (the “Hill Releasing Parties”) hereby fully and completely discharge and release Bulldog and its present and former directors, officers, stockholders, partners, managers, members, principals, representatives, employees, agents, counsel, advisors, trustees, affiliates, parents, subsidiaries, attorneys, insurers, heirs, successors, predecessors, and assigns in and from any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, that the Hill Releasing Parties ever had, now have, or may have, whether individual, class, representative, direct, derivative, legal, equitable, or any other type or in any other capacity, whether based on state, local, federal, foreign, statutory, regulatory, common or other law or rule, which now or hereafter, are based upon, arise out of, relate in any way to, or involve, directly or indirectly, any of the actions, transactions, occurrences, statements, representations, misrepresentations, omissions, allegations, facts, practices, events, claims or any other matters, things or causes whatsoever, or any series thereof, that were, could have been, or in the future can or might be alleged, asserted, set forth, claimed, embraced, involved, or referred to in, or related to, directly or indirectly, the Action, in any court, tribunal, or forum.

7.                                      Authority/Binding Effect.  Each Party hereto represents that the person executing this Agreement on that Party’s behalf has been duly authorized to do so and that the Party for whom such person is acting will be fully and legally bound by such execution of this document, subject to the terms of this Agreement.  This Agreement, and the releases contained in this agreement, shall be binding upon and shall inure to the benefit of the successors, heirs, assigns and affiliates of the Parties hereto.

8.                                      No Admission of Liability.  The Parties agree that this Agreement shall not be deemed or construed to be an admission or evidence of any violation of any statute or law or of any liability or wrongdoing or of the truth of any of the claims or allegations alleged in the Action or as a waiver of any defenses thereto.  The Parties are entering into this Agreement solely because it eliminates the burden, expense, risk and distraction of further disputes.

9.                                      Fees and Costs.  Except as otherwise expressly provided in this Agreement, each Party will bear its own costs, expenses and attorneys’ fees, incurred in or arising out of or in any way related to the Action and the negotiation and implementation of this Agreement.

10.                               Counterparts.  This Agreement may be executed in counterparts, and facsimile or electronic signatures of the Parties shall be treated for all purposes as original signatures, but shall not be effective against any Party until executed by all Parties.

11.                               No Modification.  No modification or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by all Parties hereto.

12.                               Disputes; Governing Law; Jurisdiction; Irreparable Harm.  This Agreement shall be governed by the laws of Delaware without regard to principles of conflicts of law.  Any claims or causes of action arising out of, related to or implicating this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware located in New Castle County, or if such Court lacks jurisdiction to hear such claim, the Superior Court for the State of Delaware located in New Castle County.  The Parties waive any objection to the in personam jurisdiction, forum, venue or convenience of such courts in any such action.  The Parties agree that any breach of this Agreement shall constitute irreparable harm that is not reasonably compensable by monetary damages and shall not contest a claim of irreparable harm based upon this provision in litigation being conducted pursuant to this paragraph 12.

BULLDOG INVESTORS, LLC	HILL INTERNATIONAL, INC.

/s/ Phillip Goldstein	/s/ David L. Richter
By: Phillip Goldstein	By: David L. Richter
Title:	Title: Chief Executive Officer
Date: September , 2016	Date: September 15, 2016

DAVID L. RICHTER	CAMILLE S. ANDREWS

/s/ David L. Richter	/s/ Camille S. Andrews
Date: September 15, 2016	Date: September 15, 2016

BRIAN W. CLYMER	IRVIN E. RICHTER

/s/ Brian W. Clymer	/s/ Irvin E. Richter
Date: September 15, 2016	Date: September 15, 2016

STEVEN M. KRAMER	GARY F. MAZZUCCO

/s/ Steven M. Kramer	/s/ Gary F. Mazzucco
Date: September 15, 2016	Date: September 15, 2016

RAOUF S. GHALI	ADAM L. EISEMAN

/s/ Raouf S. Ghali	/s/ Adam L. Eiseman
Date: September 15, 2016	Date: September 15, 2016

STEVEN R . CURTS	CRAIG L. MARTIN

/s/ Steven R . Curts	/s/ Craig L. Martin
Date: September 15, 2016	Date: September 15, 2016

ALAN S. FELLHEIMER

/s/ Alan S. Fellheimer
Date: September 15, 2016